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Exhibit (d)(xiv)

CONFIDENTIALITY AGREEMENT

September 12, 2002

EXCO Resources, Inc.
6500 Greenville Ave., Suite 600, LB 17
Dallas, Texas 75206
Attention: Special Committee of the Board of Directors

        By letter dated August 6, 2002, Douglas H. Miller submitted to EXCO Resources, Inc., a Texas corporation (the "Company"), a preliminary proposal to acquire all the equity interests in the Company (the "Proposal"). Thereafter, the Company formed a Special Committee of the Board of Directors to evaluate the Proposal and to consider alternatives, and the Special Committee engaged Merrill Lynch & Co. ("Merrill Lynch") to act as its financial advisor. Mr. Miller has advised the Company that he may form a "group" (within the meaning of the Securities Exchange Act of 1934, as amended (the "1934 Act")), to further the Proposal (the "Group") and that such group may include the officers, directors, employees or shareholders of the Company. Mr. Miller has requested that the Company consent to his disclosure of Confidential Information (as defined in Section 4 below) to his Representatives (as defined in Section 1 below), including members of the Group, and possible financing sources. As a condition to granting such consent, which is contained in Section 1 below, and as a condition to the Company's willingness to make available to the Group certain information (the "Evaluation Material") regarding the Company, including Confidential Information, the Receiving Party agrees to treat the Evaluation Material in accordance with the terms of this Agreement and to take or refrain from taking the other actions hereinafter set forth. As used herein, the term "Receiving Party" means Mr. Miller, the Group, each member of the Group, and their respective "affiliates" and "associates" (within the meaning of the 1934 Act).

        1.    Nondisclosure of Confidential Information. The Receiving Party shall not use Confidential Information for any purpose other than evaluating a possible transaction involving the acquisition of voting securities or assets of the Company (a "Transaction") between Receiving Party and the Company, and shall keep and maintain the strict confidentiality of all Confidential Information, provided that (a) the Receiving Party may make any disclosure of Confidential Information to which the Company gives its prior written consent and (b) Confidential Information may be disclosed to Receiving Party's directors, officers, employees, investors, lenders, partners, consultants, agents, counsel and other representatives or advisors ("Representatives"), but only if such Representatives reasonably need to know the Confidential Information in connection with the evaluation of a possible Transaction. The Receiving Party shall inform such Representatives of the terms of this Agreement and shall be responsible for any breach of this Agreement by any of its Representatives. For purposes of this Agreement, "person" will be interpreted broadly to include any corporation, company, partnership, individual or governmental authority. Nothing in this Agreement shall prevent or limit any officer, director or employee of the Company from using Confidential Information in the conduct of the business of the Company.

        2.    Nondisclosure of Discussions. Without the prior written consent of the Company, the Receiving Party shall not disclose to any person (other than a Representative) either the fact that Evaluation Material has been made available to the Receiving Party, or the fact that discussions with respect to a Transaction are taking place or the contents or status thereof, provided that the Receiving Party may make such disclosure if, in the opinion of its counsel, such disclosure is required under applicable law.

        3.    Notice Preceding Compelled Disclosure. If the Receiving Party or any of its Representatives is requested or required, in its counsel's reasonable opinion, to disclose any Confidential Information, the Receiving Party or such Representative shall promptly notify the Company of such request or requirement so that the Company may seek an appropriate protective order or waive compliance with this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the

Receiving Party or any of its Representatives is, in the reasonable opinion of legal counsel for the Receiving Party (or such Representative), legally required to disclose the Confidential Information, the Receiving Party and its Representatives may disclose only such of the Confidential Information to the person compelling disclosure as is required by law and, in connection with such compelled disclosure, the Receiving Party and its Representatives shall use reasonable efforts to obtain from the person to whom disclosure is made written assurance that confidential treatment will be accorded to such portion of the Confidential Information as is disclosed.

        4.    Definition of "Confidential Information". "Confidential Information" means all information (whether in written, verbal or electronic form) that is furnished to the Receiving Party or its Representatives by or on behalf of the Company, concerning the business, assets, liabilities, financial condition, results of operations, management, employees, plans or operations of the Company, its subsidiaries or affiliates, whether furnished before or after the date of this Agreement. "Confidential Information" also shall be deemed to include any notes, copies, analyses, compilations, studies, interpretations and other information prepared by or on behalf of the Receiving Party or its Representatives that contains, reflects or is based, in whole or in part, upon information furnished by or on behalf of the Company or its Representatives that constitutes Confidential Information. Notwithstanding the foregoing, the following will not constitute Confidential Information: (i) information that is or becomes generally available to the public other than as a result of a disclosure by Receiving Party in violation of this Agreement; (ii) information that was already known to Receiving Party on a nonconfidential basis prior to being furnished to the Receiving Party by or on behalf of the Company; and (iii) information that becomes available to the Receiving Party from a source other than the Company or a Representative of the Company if such source was not bound by a confidentiality agreement with the Company or otherwise subject to any prohibition against transmitting the information to Receiving Party.

        5.    Nonsolicitation. The Receiving Party agrees that, for a period of one year from the date of this Agreement, neither it nor any of its Representatives will solicit the employment of any current officer or employee of the Company or its subsidiaries while such person is employed by the Company, without obtaining the prior written consent of the Company. The preceding sentence shall not be deemed to prohibit general solicitations of employment not specifically directed towards officers or employees of the Company.

        6.    Standstill. The Receiving Party agrees that, for a period of one year from the date of this Agreement, neither it nor its "affiliates" or "associates" (as such terms are defined in Rule 12b-2 of the 1934 Act), will in any manner, directly or indirectly:

          (a)  effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition of the beneficial ownership (as such term is defined in Rule 13d-3 under the 1934 Act) of any securities or assets of the Company or any of its affiliates, other than pursuant to any stock option or other benefit plan sponsored by the Company; (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its affiliates; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its affiliates; or (iv) any "solicitation" of "proxies" (as such terms are used in Regulation 14A under the 1934 Act) or consents to vote any voting securities of the Company or any of its affiliates;

          (b)  form, join or in any way participate in a "group" (within the meaning of the 1934 Act) formed for the purpose of acquiring, holding or voting securities of the Company or any of its affiliates;

          (c)  otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company or any of its affiliates;

          (d)  take any action which might require the Company or any of its affiliates to make a public announcement regarding any of the types of matters set forth in (a) above;

          (e)   enter into any discussions or arrangements with any third party with respect to any of the foregoing; or

          (f)    assist, solicit or encourage others to take any of the actions specified in the preceding clauses (a)-(e).

If at any time until one year from the date of this Agreement the Receiving Party is contacted by any third party concerning its or such third party's participation in a Transaction (other than a Transaction described in the last sentence of this paragraph), Receiving Party will promptly notify the Company of the nature of such contact and the parties thereto. Notwithstanding the foregoing provisions of this Section 6, the Company acknowledges and agrees that neither the submission of the Proposal to the Company, nor the formation of the Group referred to in the first paragraph of this Agreement, constitute a violation of this Agreement. Further, no proposal submitted to the Company or the Special Committee in accordance with any bid procedures established by Merrill Lynch on behalf of the Special Committee shall be deemed a violation of this Section 6.

        7.    Securities Trading. The Receiving Party hereby acknowledges that it is aware and that its Representatives have been advised that the United States securities laws prohibit any person that possesses material, nonpublic information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

        8.    Return of Information. The Confidential Information will remain the property of the Company. The written Confidential Information provided to the Receiving Party by the Company or its Representatives will be returned to the Company promptly upon its request, and neither Receiving Party nor its Representatives will retain any copies thereof, unless the Company agrees otherwise. In the event of such a request, unless the Company agrees otherwise, all other Confidential Information that may be found in drafts, notes, compilations, studies, synopses, or summaries thereof, or other documents prepared by or for Receiving Party or its Representatives shall be destroyed. Any Confidential Information not so requested to be returned or required to be destroyed will be held by Receiving Party and kept subject to the terms of this Agreement, or destroyed.

        9.    Term of this Agreement. The Receiving Party's obligations under Sections 1, 2 and 3 of this Agreement shall survive until the earlier of (a) the first anniversary of the date of this Agreement, and (b) the date of the closing of a Transaction between the Receiving Party and the Company.

        10.  No Waiver. No failure or delay in exercising any right, power, or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

        11.  Remedies. The Receiving Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach of this Agreement by the Receiving Party or its Representatives and the Company will be entitled to seek specific performance and to seek injunctive relief as remedies for any such breach. If granted, such remedies will not be deemed to be the exclusive remedies for a breach of this Agreement by the Receiving Party or any of its Representatives but will be in addition to all other remedies available to be sought at law or in equity to the Company.

        12.  No Representations. Except as may be set forth in a definitive agreement relating to a Transaction, the Receiving Party understands and acknowledges that neither the Company, Merrill Lynch nor its other Representatives is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and the Company, Merrill Lynch, and its other Representatives, and their respective officers, directors, employees, stockholders, owners, affiliates, advisors or agents expressly disclaim any and all liability to the Receiving Party or any other person that may be based upon or related to (a) the use of the Evaluation Material or (b) any errors therein or omissions therefrom.

        13.  Miscellaneous. This Agreement inures to the benefit of the Company and its successors and assigns and is binding on the Receiving Party and its successors and assigns. This Agreement may be signed in multiple counterparts, each of which shall be deemed to constitute an original, but which shall collectively be deemed to be a single Agreement. The headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement. Any legal action, suit, or proceeding with respect to this Agreement shall be brought exclusively in a federal or state court within Dallas County, Texas. The Receiving Party hereby consents to personal jurisdiction in any legal action, suit, or proceeding brought in any court, federal or state, within Dallas County, Texas having subject matter jurisdiction arising under this Agreement, and, with respect to such claim, irrevocably waives, to the fullest extent permitted by law, any claim or any objection that the Receiving Party may now or hereafter have, that venue is not proper with respect to any such legal action, suit, or proceeding brought in such a court in Dallas County, Texas, including any claim that such legal action, suit, or proceeding brought in such court has been brought in an inconvenient forum and any claim that the Receiving Party is not subject to personal jurisdiction or service of process in such Dallas County forum. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and may only be waived or changed by a written agreement signed by both parties hereto. No waiver by the Company of the terms and conditions of this Agreement and no amendment to this Agreement shall be effective unless approved in advance by the Special Committee (or the disinterested members of the Board of Directors of the Company). THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN SUCH STATE WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

		By:	/s/ DOUGLAS H. MILLER Douglas H. Miller, Individually and on behalf of the Receiving Party
Accepted and Agreed as of the date first written above:
EXCO Resources, Inc.
By:	/s/ T.W. EUBANK
Name:	T.W. Eubank
Title:	President

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  Exhibit (d)(xiv)
CONFIDENTIALITY AGREEMENT